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
                                                    Ropes & Gray
                                              ONE INTERNATIONAL PLACE
30 KENNEDY PLAZA                          BOSTON, MASSACHUSETTS 02110-2624               ONE FRANKLIN SQUARE
PROVIDENCE, RI 02903-2328                           (617) 951-7000                        1301 K STREET, N.W.
(401) 455-4400                                 FAX: (617) 951-7050                          SUITE 800 EAST
FAX: (401) 445-4401                                                                    WASHINGTON, DC 200005-3333
                                                                                              (202) 626-3900
                                                                                            FAX: (202) 626-3961
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                               November 10, 1998



PictureTel Corporation
100 Minuteman Road
Andover, MA 01810

         Re:   PICTURETEL CORPORATION

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 177,382 shares of Common Stock, par value $.01 per share (the "Shares"), of PictureTel Corporation, a Delaware corporation (the "Company"), under the 1998 Bonus Retention Plan (the "Plan"). The Shares are to be sold from time to time pursuant to the Plan.

         We have acted as counsel for the Company and are familiar with the action taken by the Company in connection with the Plan. For purposes of this opinion, we have examined the Plan and such other documents, records, certificates, and other instruments as we have deemed necessary.

         For purposes of our opinion, we have assumed that (i) any consideration received by the Company upon the issuance or exercise of any option granted under the Plan will at least be equal to the par value of the Shares issuable upon the exercise of any such option, and (ii) the number of Shares to be issued upon any such exercise, together with the total number of shares of the Company's Common Stock previously outstanding, will not exceed the authorized number of shares of Common Stock specified in the Company's certificate of incorporation as then in effect.

         We express no opinion as to the applicability of compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and non-assessable.

         We hereby consent to your filing this opinion as an exhibit to the Registration Statement. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

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PictureTel Corporation


         We hereby consent to your filing this opinion as an exhibit to the Registration Statement. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


                                                     Very truly yours,


                                                     /s/ Ropes & Gray
                                                     ---------------------------
                                                         Ropes & Gray